EXHIBIT 10.3

Lease Contract

Party A (Lessor): Beijing Jinyuan Xingtai Real Estate Co., Ltd.

Party B (Lessee): Xunna Network Technology (Beijing) Co., Ltd.

Date: September 3, 2012

According to Contract Law of the PRC and relevant provisions, Party A and Party B agree to enter into the Contract to formulate the parties’ rights and obligations, and to abide by the terms and conditions of this Contract. During the term of the Contract, both parties hereto shall abide by laws, regulations, and the following terms and conditions.

1. Party A agrees to lease the Premises located at No. 11, 12, 15, 22/F, Building 2-28, Fufenglu 2, Fengtai Town, Fengtai District, Beijing to Party B for commercial and office uses. The gross floor area of the Premises is 384.2m2.

2. The term of lease is from March 10, 2011 to March 24, 2013.

3. The rent of the Premises is RMB 27,662.40 per month (amount in words: RMB Twenty Seven Thousand Six Hundred and Sixty Two Point Four), i.e. RMB 2.40 per m2 per day, and shall be paid semi-annually. Besides, the rent shall be paid in advance by cash, bank transfer or cheque. If Party B fails to pay the rent as scheduled, Party B shall pay Party A a penalty equal to 0.3% of the annual rent per day of delay. As agreed by both parties hereto, Party A is not obliged to remind Party B to pay the rent at regular intervals. If the rent is still not paid within ten (10) days after the prescribed time limit, Party B will be deemed as automatically waiving the right to use the Premises and Party A will be entitled to take back the Premises, dispose of all facilities and articles in the Premises and reuse all of them.

4. Party B shall pay RMB 32,272.80 (amount in words: RMB Thirty Two Thousand Two Hundred and Seventy Two Point Eight, including property management fee) to Party A as the deposit before entry into the Premises. Upon expiration of the Contract, where Party B has paid the rent in full and does not violate laws, regulations and the property management company’s provisions, Party A shall return the deposit (excluding interest) after Party B exits from the Premises. If Party B is in arrears with the rent or other relevant expenses, Party A shall be entitled to deduct the amount payable by Party B from the deposit.

5. Where Party B intends to renovate the Premises during the lease term, Party B shall provide Party A with a renovation program and shall not start the renovation work until the program is approved by Party A. During the renovation, Party B shall not alter the structure of the Premises or the lines or positions of water, electricity, central air-conditioners, fire-fighting equipment or security monitoring and control systems without the prior consent of Party A. If any of the aforesaid items is damaged, Party B shall reinstate it or compensate Party A for any loss incurred.

6. Party A shall provide Party B with the following services and charge a fee for them.

(1) The electricity price is RMB 1.20 per kilowatt-hour.

(2) The property management fee is RMB 12.00 per m2 per month and the monthly management fee of the Premises is totaled to RMB 4,610.40 (amount in words: RMB Four Thousand Six Hundred and Ten Point Four).

(3) Other services: The heating period in winter is from November 15 every year to March 15 next year and the heating time is 24 hours a day. The cooling period in summer is from June 1 to September 15 every year and the cooling time is AM 8:30-PM 5:30 from Monday to Friday every week. If Party B needs cooling service beyond the prescribed time, Party B shall pay an additional cooling expense to Party A according to the charging standard of that year.

EXHIBIT 10.3

7. Upon the expiration of the Contract, the Contract shall be automatically terminated and Party A shall be entitled to take back the right to use the Premises. If Party B intends to extend the leasehold, it shall enter into another contract with Party A. If Party B does not violate Party A’s relevant administrative provisions during the lease term, Party B shall have the priority right to rent the Premises under the same conditions.

8. Where Party B does not extend the leasehold after the Contract expires, Party B shall provide Party A with an exit report one month in advance and complete exit procedures with relevant departments of Party A. Whereas the lessee shall reinstate the Premises upon the expiration of the leasehold, if Party B fails to reinstate the Premises or requires Party A reinstate the Premises, Party B shall pay the expenses Party A incurs in the reinstatement of the Premises. Party B shall vacate from the Premises and return the key to Party A within one week prior to the termination date of the Contract. Besides, Party B shall compensate Party A for any damage to the Premises during the lease term. Party A shall return the deposit paid by Party B within two (2) months after Party B completes all exit procedures.

9. Liability for Breach of Contract. During the term of the Contract, both parties hereto shall perform the Contract strictly. Where either party hereto breaches the Contract, the breaching party shall pay the other party a penalty for breach of contract equal to the deposit; where the penalty is insufficient to make up for the actual loss of the other party, the breaching party shall pay compensation to the other party. In case of any damage to the Premises or any failure of performance of the Contract arising from a force majeure event, both parties hereto shall not be responsible for each other’s losses.

Under any of the following circumstances, Party A shall assume the liability for breach of contract and shall pay a penalty for breach of contract or compensation:

a. Party A fails to provide the Premises as per the area and term under the Contract;

b. Party A fails to provide relevant services as stipulated in the Contract.

Under any of the following circumstances, Party B shall assume the liability for breach of contract and shall pay a penalty for breach of contract or compensation while Party A shall take back the right to use the Premises:

a. Party B engages in illegal business activities;

b. Party B changes the use of the Premises without the consent of Party A and the approval of relevant departments;

c. Communal facilities and the Premises are severely damaged due to inappropriate use or other man-made causes;

d. Party B fails to pay the rent within tend days after the due date for payment;

e. Party B terminates the Contract in advance during the term of the Contract;

f. Party B leases or transfers the Premises without authorization.

EXHIBIT 10.3

10. Any dispute arising from the performance of the Contract shall be settled by both parties hereto through negotiation. If the negotiation fails, the dispute shall be settled in the way as stipulated in (2) below:

(1) either party hereto may submit the dispute to   arbitration committee for arbitration; or

(2) either party hereto may bring a suit before the people’s court according to the law.

11. The Contract shall come into force after it is signed and sealed by both parties hereto. Both parties hereto may enter into a supplementary agreement on matters not covered under the Contract and the supplementary agreement shall have the same legal force as the Contract.

12. The Contract is made in quadruplicate and each party hereto holds two copies.

13. Other matters as agreed upon by both parties hereto:

a. The labeled floor is 26/F.

b. The rent accrues from March 25, 2011.

Lessor

Party A (Seal): Beijing Jinyuan Xingtai Real Estate Co., Ltd.

Legal Representative: He Peng

Address: Fufenglu 2, Fengtai District, Beijing

Entrusted Agent:

Tel: 63728866

Lessee

Party B (Seal): Xunna Network Technology (Beijing) Co., Ltd.

Legal Representative:

Address:

Entrusted Agent: Zhou Fangyu

Tel:

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